Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS RECORD RESERVES

FOR FISCAL 2007

Total Proved Reserves Increase 11%; Oil Reserves Increase 40%

DENVER, COLORADO, January 3, 2008—CREDO Petroleum Corporation (NASDAQ:  CRED) today reported that proved reserves rose to a record 20.5 billion cubic feet equivalent (“Bcfe”) at its October 31, 2007 fiscal year-end, representing an 11% increase over 18.5 Bcfe at year-end 2006.  For 2007, CREDO replaced 189% of its production.  Natural gas reserves increased 6% while oil reserves increased 40%.  Natural gas accounts for 83% of total reserves compared to 86% last year.

The company’s reserve replacement cost for 2007 was $1.68 per thousand cubic fee of natural gas equivalent (“Mcfe”), excluding the cost of purchasing undeveloped properties.  Including the $2.14 million cost of purchasing undeveloped properties, the company’s reserve replacement cost was $2.09 per Mcfe.  By comparison, reserve replacement costs for 2006 were $2.95 per Mcfe before the cost of purchasing undeveloped properties and $3.54 per Mcfe including the cost of undeveloped properties.

The undiscounted value of reserves was $101,501,000 at October 31, 2007, and the discounted value (at 10%) was $62,071,000.  Average fiscal year end wellhead prices used to calculate reserves were $5.89 per Mcf and $86.61 per barrel.  By comparison, the undiscounted value of reserves was $84,861,000 at year-end 2006, and the discounted value (at 10%) was $52,328,000. Average fiscal year end wellhead prices used to calculate 2006 reserves were $6.32 per Mcf and $53.69 per barrel.

James T. Huffman, President and CEO, said, “This is the fourteenth consecutive year that CREDO has reported record reserve quantities.  We are particularly pleased with the substantial growth in our oil reserves, as our central Kansas drilling project begins to show promising results and several of our Oklahoma projects continue to yield success.”

In 2007, proved undeveloped reserves were booked for a carbonate resource play in Major County, Oklahoma on sections in which the company owns interests ranging from 50% to 75%.  At fiscal year end, proved developed reserves represent 76% of proved reserves and proved undeveloped reserves represent 24%.  This compares to proved developed reserves of 87% and proved undeveloped reserves of 13% last year.

“We have always taken a conservative approach to booking proved undeveloped reserves, and that continues to be the case,” Huffman said.  “This year we booked the Major County carbonate resource play reserves because our sections already produce from the carbonates and new drilling and completion technology is showing good promise to enhance production from new wells.  Although we have received substantial offers from other companies that are active in the play, we currently plan to hold the acreage and begin development drilling in 2008.”

The company expects to release its year end financial and operations results on January 14, 2008.

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.